Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball Reports Strong 2010 Results, Expects
Further Growth in 2011

Highlights
●	Full-year comparable earnings per diluted share from continuing operations of $4.72, vs. $3.92 in 2009, an increase of more than 20 percent
●	Fourth quarter comparable earnings per diluted share from continuing operations of $1.06, including a tax benefit of 13 cents per diluted share, vs. 83 cents in 2009
●
The company generated $506 million in free cash flow, including an incremental after-tax pension contribution of approximately $37 million in the fourth quarter of 2010 and excluding a change in accounting for receivables securitization

●	Aerospace contracted backlog increased to $989 million

BROOMFIELD, Colo., Jan. 27, 2011—Ball Corporation [NYSE: BLL] today reported full-year 2010 net earnings from continuing operations of $542.9 million, or $5.92 per diluted share, on sales of $7.6 billion, compared to $390.1 million, or $4.10 per diluted share, on sales of $6.7 billion in 2009. On a comparable basis, Ball’s full-year 2010 results were net earnings of $433.0 million, or $4.72 per diluted share, compared to $372.4 million, or $3.92 per diluted share, in 2009.
Fourth quarter 2010 net earnings from continuing operations were $93.7 million, or $1.06 per diluted share, on sales of $2.0 billion, compared to $79.7 million, or 83 cents per diluted share, on sales of $1.7 billion, in the fourth quarter of 2009. On a comparable basis, Ball’s fourth quarter results were net earnings of $94.4 million, or $1.06 per diluted share including a tax benefit of 13 cents per diluted share, compared to $79.1 million, or 83 cents per diluted share, in the fourth quarter of 2009.
The fourth quarter and year-to-date results include a tax benefit of $11.8 million (13 cents per diluted share) related to the refinancing in December of the company’s bank facilities.
“Excellent operating performance, the consolidation of our Brazilian joint venture into our financial results, continued growth in emerging markets and strong aerospace program performance all contributed to the significant improvement in results,” said John A. Hayes, president and chief executive

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com    Page 1

officer. “Our fourth quarter diluted earnings per share, adjusted for the impact of the tax benefit of 13 cents, were 93 cents, an increase over 83 cents a year ago.”
Full-year 2010 and 2009 results include the effects of business consolidation activities and related items. Details of the comparable segment earnings can be found in the notes to the unaudited consolidated financial statements that accompany this news release.
Ball announced yesterday a two-for-one split of the company’s common stock, effective Feb. 15 to shareholders of record on Feb. 4, and a 40 percent increase in the company’s quarterly cash dividend, payable March 15 to shareholders of record on March 1. Ball’s board also authorized the repurchase of up to 20 million of the company’s post-split shares.

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $418.3 million in 2010 on sales of $3.8 billion, compared to $296.0 million in 2009 on sales of $2.9 billion. For the fourth quarter, comparable earnings were $117.0 million on sales of $1.0 billion, compared to $72.1 million on sales of $812.9 million in 2009. The consolidation of our Brazilian joint venture into the company’s financial results, double-digit volume growth in China and Brazil and excellent operating performance drove improved results.
Ball announced on Tuesday the planned closure of its Torrance, Calif., beverage can plant as part of a reduction of 12-ounce can capacity. The company also announced it will expand specialty beverage can production in its Fort Worth, Texas, plant. These actions better align Ball’s manufacturing footprint with demand and increase operational efficiencies.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, comparable segment results in 2010 were operating earnings of $212.9 million on sales of $1.7 billion, compared to $214.8 million on sales of $1.7 billion in 2009. For the fourth quarter, comparable operating earnings in 2010 were $42.3 million on sales of $408.5 million, compared to $50.3 million on sales of $427.1 million in the fourth quarter of 2009.
Single-digit volume growth partially offset the negative effects of a lower year-over-year Euro exchange rate, unfavorable weather conditions in fourth quarter and lower exports. The German beverage can market continued its steady growth as more retail outlets stocked cans. Earlier this month, Ball completed its acquisition of Aerocan S.A.S., a leading supplier of extruded aluminum aerosol cans and bottles in Europe.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com    Page 2

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, comparable segment results for 2010 were operating earnings of $129.1 million on sales of $1.4 billion, compared to $130.8 million in 2009 on sales of $1.4 billion. For the fourth quarter of 2010, comparable segment results were operating earnings of $24.6 million on sales of $352.6 million, compared to $18.3 million on sales of $326.4 million in the same period of 2009.
Excellent plant performance and the positive impact of the acquisition of Neuman Aluminum in July 2010 contributed to improved results.

Aerospace and Technologies

Aerospace and technologies comparable segment results were operating earnings of $69.8 million on sales of $713.7 million in 2010, compared to $61.4 million on sales of $689.2 million in 2009. For the fourth quarter, earnings were $19.3 million on sales of $200.6 million, compared to $15.8 million on sales of $161.2 million in the quarter in 2009. Strong execution on existing contracts, and initial activity on spacecraft and instrument design and development contracts won during the second half of 2010, led to improved results. Contracted backlog at the close of the year was $989 million.
During the quarter, the STPSat-2 satellite, built by Ball Aerospace for the U.S. Air Force, lifted off successfully from Alaska. It is the first spacecraft in Ball’s STP Standard Interface Vehicle product line, and is compatible with multiple launch vehicles and supports a variety of experimental and risk reduction payloads at different low-Earth orbits. In January 2011, NASA’s Kepler mission confirmed the discovery in 2010 of its first rocky planet, named Kepler-10b. Ball Aerospace developed the Kepler flight system and supports mission operations with the Laboratory for Atmospheric and Space Physics at the University of Colorado in Boulder.

Outlook

“During 2010 we extended the company’s debt profile and achieved favorable terms on our borrowing facility, resulting in a very competitive capital structure that provides greater flexibility to grow our business and return capital to our shareholders,” said Scott C. Morrison, senior vice president and chief financial officer. “We expect to generate at least $400 million in free cash flow in 2011 after investing in key projects to respond to organic and emerging market growth opportunities, and the majority of our free cash flow will be used to repurchase stock.”

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com    Page 3

“We are executing on our strategy to grow our worldwide beverage can business and aerospace business, further develop our metal food and household products packaging business and utilize free cash flow and earnings growth to increase shareholder value,” Hayes said. “Ball is well positioned for continued growth in 2011, and we expect the company’s full-year 2011 earnings to exceed those of 2010.”
Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2010 sales of more than $7.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company’s fourth quarter and full-year 2010 results today at 8 a.m. Mountain Time (10 a.m. Eastern). The North American toll-free number for the call is 800-763-5654. International callers should dial 212-231-2922. Please use the following URL for a webcast of the live call:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=3612002

For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 10 a.m. Mountain Time (12 p.m. Eastern) on Feb. 3, 2011. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21500646. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com    Page 4

Condensed Financials (December 2010)

Unaudited Statements of Consolidated Earnings

	Three months ended		Year-ended
	December 31,		December 31,
($ in millions, except per share amounts)	2010	2009	2010	2009

Net sales (Note 2)	$1,995.2	$1,727.6	$7,630.0	$6,710.4

Costs and expenses

Cost of sales (excluding depreciation)	1,639.4	1,435.9	6,254.1	5,517.9
Depreciation and amortization	73.3	68.8	265.5	243.1
Selling, general and administrative	106.9	83.9	356.8	309.0
Business consolidation and other activities (Note 3)	(1.2)	(0.9)	(11.0)	21.4
Gain on disposition (Note 3)	–	–	–	(34.8)
	1,818.4	1,587.7	6,865.4	6,056.6

Earnings before interest and taxes (Note 2)	176.8	139.9	764.6	653.8

Interest expense	(42.7)	(37.8)	(149.4)	(117.2)
Debt refinancing costs (Note 3)	(0.7)	–	(8.8)	–
Total interest expense	(43.4)	(37.8)	(158.2)	(117.2)

Tax provision	(33.6)	(28.1)	(175.8)	(159.8)
Equity in results of affiliates (Note 3)	(0.5)	5.8	118.0	13.8
Less net earnings attributable to noncontrolling interests	(5.6)	(0.1)	(5.7)	(0.5)

Net earnings from continuing operations	93.7	79.7	542.9	390.1

Discontinued operations, net of tax (Notes 1 and 3)	(1.5)	1.7	(74.9)	(2.2)

Net earnings attributable to Ball Corporation	$92.2	$81.4	$468.0	$387.9

Earnings per share (Notes 3 and 4):

Basic–continuing operations	$1.08	$0.85	$6.01	$4.16
Basic–discontinued operations	(0.02)	0.02	(0.83)	(0.02)
Total basic earnings per share	$1.06	$0.87	$5.18	$4.14

Diluted–continuing operations	$1.06	$0.83	$5.92	$4.10
Diluted–discontinued operations	(0.02)	0.02	(0.82)	(0.02)
Total diluted earnings per share	$1.04	$0.85	$5.10	$4.08

Weighted average shares outstanding (000s):
Basic	87,009	93,851	90,373	93,786
Diluted	88,680	95,285	91,769	94,989

Condensed Financials (December 2010)

Unaudited Statements of Consolidated Cash Flows

	Year ended December 31,
($ in millions)	2010	2009
Cash Flows From Operating Activities:

Net earnings	$473.7	$388.4
Discontinued operations, net of tax	74.9	2.2
Depreciation and amortization	265.5	243.1
Gains and equity earnings related to acquisitions (Notes 2 and 3)	(118.0)	(13.8)
Gain on sale of investment (Note 3)	–	(34.8)
Income taxes	2.0	(40.6)
Increase in accounts receivable due to change in accounting for securitization program	(250.0)	–
Other changes in working capital	(36.5)	(102.1)
Additional pension funding, net of tax	(36.5)	–
Other	125.2	35.6
Cash provided by (used in) continuing operating activities	500.3	478.0
Cash provided by (used in) discontinued operating activities	14.9	81.7

	515.2	559.7

Cash Flows From Investing Activities:

Additions to property, plant and equipment	(250.2)	(157.9)
Acquisitions of equity affiliates (Note 3)	(63.8)	–
Business acquisition	(62.0)	(574.7)
Proceeds from sale of business	261.5	–
Cash collateral deposits, net	0.1	105.3
Proceeds from sale of investment (Note 3)	–	37.0
Other	13.4	2.4
Cash provided by (used in) continuing investing activities	(101.0)	(587.9)
Cash provided by (used in) discontinued investing activities	(9.2)	6.5
	(110.2)	(581.4)

Cash Flows From Financing Activities:

Changes in borrowings, net	101.8	147.9
Issuances (purchases) of common stock, net	(506.7)	(5.1)
Dividends	(35.8)	(37.4)
Other	(18.9)	(4.6)

Cash provided by (used in) continuing financing activities	(459.6)	100.8

Effect of exchange rate changes on cash	(4.0)	4.1

Change in cash	(58.6)	83.2
Cash–beginning of period	210.6	127.4
Cash–end of period	$152.0	$210.6

Condensed Financials (December 2010)

Unaudited Consolidated Balance Sheets

	As of December 31,
($ in millions)	2010	2009
Assets

Current assets

Cash and cash equivalents	$152.0	$210.6
Receivables, net	849.7	534.9
Inventories, net	1,083.9	881.2
Deferred taxes and other current assets	220.1	219.2
Assets held for sale	–	416.3

Total current assets	2,305.7	2,262.2

Property, plant and equipment, net	2,048.2	1,751.5
Goodwill	2,105.3	2,008.3
Other assets, net	468.5	466.3

Total assets	$6,927.7	$6,488.3

Liabilities and Shareholders’ Equity

Current liabilities

Short-term debt and current portion of long-term debt	$110.7	$312.3
Payables and accrued liabilities	1,272.6	1,064.8
Total liabilities held for sale	–	53.1

Total current liabilities	1,383.3	1,430.2

Long-term debt	2,701.6	2,283.9
Other long-term liabilities	1,184.7	1,191.2
Shareholders’ equity	1,658.1	1,583.0

Total liabilities and shareholders’ equity	$6,927.7	$6,488.3

Notes to Condensed Financials (December 2010)

1. Changes in Presentation for Discontinued Operations

In August 2010, Ball completed the sale of its plastic packaging, Americas, business to Amcor Limited and received proceeds of $280 million. This amount included $15 million of contingent consideration recognized at closing but did not include closing adjustments totaling  $18.5 million. The sale of Ball’s plastic packaging business included five U.S. plants that manufacture polyethylene terephthalate (PET) bottles and preforms and polypropylene bottles, as well as associated customer contracts and other related assets. In accordance with the accounting guidance for discontinued operations, the company’s consolidated financial statements have been retrospectively adjusted to reflect the sale of the operations and the change in the company’s reportable segments. Additionally, according to the accounting guidance for discontinued operations, $1.5 million of indirect costs previously allocated to the plastic packaging, Americas, segment have been included in undistributed corporate costs for the year ended December 31, 2010, and $0.9 million and $3.4 million have been included for the three months and year ended December 31, 2009, respectively. Further details of the sale are included in Note 3.

2. Business Segment Information

	Three months ended December 31,		Year ended December 31,
($ in millions)	2010	2009	2010	2009
Sales–
Metal beverage packaging, Americas & Asia	$1,033.5	$812.9	$3,848.6	$2,888.8
Metal beverage packaging, Europe	408.5	427.1	1,697.6	1,739.5
Metal food & household packaging, Americas	352.6	326.4	1,370.1	1,392.9
Aerospace & technologies	200.6	161.2	713.7	689.2
Net sales	$1,995.2	$1,727.6	$7,630.0	$6,710.4

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$117.0	$72.1	$418.3	$296.0
Business consolidation activities (Note 3)	(0.4)	2.5	–	(6.8)
Total metal beverage packaging, Americas & Asia	116.6	74.6	418.3	289.2

Metal beverage packaging, Europe	42.3	50.3	212.9	214.8
Business consolidation activities (Note 3)	(3.2)	–	(3.2)	–
Total metal beverage packaging, Europe	39.1	50.3	209.7	214.8

Metal food & household packaging, Americas	24.6	18.3	129.1	130.8
Business consolidation activities (Note 3)	5.1	(2.6)	18.3	(2.6)
Total metal food & household packaging, Americas	29.7	15.7	147.4	128.2

Aerospace & technologies	19.3	15.8	69.8	61.4

Segment earnings before interest and taxes	204.7	156.4	845.2	693.6

Undistributed corporate costs, net	(27.6)	(17.5)	(76.5)	(62.6)
Gain on sale of investment (Note 3)	–	–	–	34.8
Business consolidation and other activities (Note 3)	(0.3)	1.0	(4.1)	(12.0)
Total undistributed corporate costs, net	(27.9)	(16.5)	(80.6)	(39.8)

Earnings before interest and taxes	176.8	139.9	764.6	653.8

Interest expense	(43.4)	(37.8)	(158.2)	(117.2)
Tax provision	(33.6)	(28.1)	(175.8)	(159.8)
Net earnings attributable to noncontrolling interests	(5.6)	(0.1)	(5.7)	(0.5)

Equity in results of affiliates	(0.5)	5.8	12.1	13.8
Gains and equity earnings related to acquisitions (Note 3)	–	–	105.9	–
Total equity in results of affiliates	(0.5)	5.8	118.0	13.8

Net earnings from continuing operations	$93.7	$79.7	$542.9	$390.1

Notes to Condensed Financials (December 2010)

3. Business Consolidation Activities and Other Items

2010

During August 2010, the company paid $46.2 million to acquire an additional 10.1 percent economic interest in its Brazilian beverage packaging joint venture, Latapack-Ball Embalagens Ltda. (Latapack-Ball), through a transaction with the joint venture partner, Latapack S.A., which increased the company’s economic interest in the joint venture to 60.1 percent. As a result of the transaction, Latapack-Ball became a variable interest entity (VIE) under consolidation accounting guidelines with Ball identified as the primary beneficiary of the VIE and consolidating the joint venture. Latapack-Ball operates metal beverage packaging manufacturing plants in Tres Rios, Jacarei and Salvador, Brazil, and is reported as part of the metal beverage packaging, Americas and Asia, segment. In the consolidation of Latapack-Ball, the company recognized an $81.8 million gain on its previously held equity investment in Latapack-Ball.

In June 2010, the company acquired Guangdong Jianlibao Group Co., Ltd’s (Jianlibao) 65-percent interest in a joint venture metal beverage can and end plant in Sanshui, PRC. Ball has owned 35 percent of the joint venture plant since 1992. Ball acquired the plant and related assets for $86.9 million in cash (net of cash acquired) and assumed debt and also entered into a long-term supply agreement with Jianlibao and one of its affiliates. As a result of the required purchase accounting, the company recorded a gain in equity earnings of $24.1 million.

As discussed in Note 1, in August 2010, the company completed the sale of its plastic packaging, Americas, business. In connection with the sale, the company has reported discontinued operations as summarized in the following table.

	Three months ended December 31,		Year ended December 31,
($ in millions)	2010	2009	2010	2009

Net sales	$–	$136.8	$318.5	$634.9

Earnings from operations	$0.2	$1.9	$3.5	$19.6
Gain on sale of business	(1.3)	–	8.6	–
Impairment loss	–	–	(107.1)	–
Business consolidation activities	(0.3)	1.4	(10.4)	(23.1)
Gain on disposition	–	4.3	–	4.3
Tax benefit	(0.1)	(5.9)	30.5	(3.0)
Discontinued operations, net of tax	$(1.5)	$1.7	$(74.9)	$(2.2)

Income of $5.0 million ($3.0 million after tax) was recorded in the fourth quarter of 2010 for the gain on sale (net of estimated lease exit costs) and the subsequent leaseback of Ball’s Richmond, British Columbia, facility. Also included in the fourth quarter was a charge of $2.6 million ($2.6 million after tax) to write off capitalized installation costs associated with the decision not to complete a plant in Lublin, Poland; a charge of $0.6 million ($0.4 million after tax) for transaction costs incurred for the announced first quarter 2011 acquisition of Aerocan S.A.S. in Europe and net charges of $0.6 million ($0.3 million after tax) for individually insignificant items.

Earnings of $17.8 million ($14.5 million after tax) were recorded in the third quarter of 2010 due to the reversal of a pension settlement liability. The earnings were offset by a charge of $4.6 million ($2.8 million after tax) for the closure of a plant in Canada. The third quarter of 2010 also included other individually insignificant costs of $1.6 million ($1.0 million after tax).

Earnings of $0.5 million ($0.3 million after tax) and $0.8 million ($0.5 million after tax) were recorded in the first and second quarters of 2010, respectively, to reflect individually insignificant costs and gains primarily related to previously announced plant closures. In addition, the second quarter of 2010 included a charge of $3.1 million ($1.9 million after tax) to establish a reserve associated with an environmental matter at a previously owned facility.

In April 2010, Ball redeemed senior notes due December 2012, which resulted in a charge of $8.1 million ($4.9 million after tax) for the related call premium and write-off of unamortized financing costs and unamortized premiums. In December 2010, the company refinanced its senior credit facilities and recorded a charge of $0.7 million ($0.4 million after tax) for the write off of unamortized refinancing costs.

Notes to Condensed Financials (December 2010)

3. Business Consolidation Activities and Other Items (continued)

2009

In the first quarter, a restructuring charge of $5 million ($3.1 million after tax) was recorded for accelerated depreciation in connection with the closure of a North American metal beverage plant. In the second quarter, restructuring charges of $4.3 million ($2.6 million after tax) were recorded for administrative downsizing in our North American metal beverage business and clean-up costs related to previously closed and sold facilities. In the third quarter, a charge of $1.0 million ($0.6 million after tax) was recorded related to winding down the closure of two North American metal beverage plants. In the fourth quarter, a gain of $0.7 million ($0.5 million after tax) was recorded primarily related to the recovery of business consolidation costs previously expensed for various plant closures. In addition, charges totaling $11.8 million ($7.2 million after tax) were recorded during the year for transaction costs related to an acquisition that was finalized in the fourth quarter.

During the second quarter of 2009, the company sold a portion of its interest in DigitalGlobe for proceeds of approximately $37 million. As a result of this transaction, a gain of $34.8 million ($30.7 million after tax) was recorded in corporate costs.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Year ended
	December 31,		December 31,
($ in millions, except per share amounts)	2010	2009	2010	2009

Net earnings as reported	$92.2	$81.4	$468.0	$387.9
Discontinued operations, net of tax	1.5	(1.7)	74.9	2.2
Business consolidation activities, net of tax	0.3	(0.6)	(9.3)	13.0
Gains and equity earnings related to acquisitions, net of tax	–	–	(105.9)	–
Gain on disposition, net of tax	–	–	–	(30.7)
Debt refinancing costs, net of tax	0.4	–	5.3	–
Net earnings before above transactions	$94.4	$79.1	$433.0	$372.4

Per diluted share before above transactions	$1.06	$0.83	$4.72	$3.92

A summary of the effects of the above transactions on earnings before interest and taxes follows:

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2010	2009	2010	2009

Earnings before interest and taxes as reported	$176.8	$139.9	$764.6	$653.8
Business consolidation activities	(1.2)	(0.9)	(11.0)	21.4
Gain on disposition	–	–	–	(34.8)
EBIT before above transactions	$175.6	$139.0	$753.6	$640.4

Ball’s management segregates the above items to evaluate the performance of the company’s continuing operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

4. Subsequent Events

On January 18, 2011, Ball completed the acquisition of Aerocan S.A.S. (Aerocan), a leading supplier of aluminum aerosol containers in Europe, for €222.4 million (approximately $300 million) in cash including debt and other liabilities. Aerocan manufactures extruded aluminum aerosol containers, and aluminum slugs used to make them, for customers in the personal care, pharmaceutical, beverage and food industries. It operates three aerosol container manufacturing plants—one each in the Czech Republic, France and the United Kingdom—and is a 51 percent owner of a joint venture aluminum slug plant in France. The four plants employ approximately 560 people.

On January 26, 2011, the company's board of directors declared a two-for-one split of Ball's common stock, increased the quarterly dividend to 7 cents per share (on a post-split basis) and authorized the repurchase of additional common shares. The stock split will be effective February 15, 2011, for all shareholders of record on February 4, 2011. Amounts in the company's earnings release have not been adjusted to reflect the announced stock split.